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                                                                     EXHIBIT 3.2

                                                                  EXECUTION COPY

                           INVESTORS' RIGHTS AGREEMENT

         THIS INVESTORS' RIGHTS AGREEMENT is made as of the 31st day of January, 2002, by and between IMX Pharmaceuticals, Inc. a public Utah corporation (the "Company") and the investors listed on Exhibit A hereto and on the signature pages hereto, each of which is herein referred to as an "Investor."

                                    RECITALS

         WHEREAS, the Company exercised its right (the "Option Right") to purchase from the Investors all of the outstanding capital stock of ThinkDirectMarketing, Inc., a Delaware corporation ("TDMI"), pursuant to the terms and conditions of that certain Amended and Restated Securities Option Agreement, dated October 15, 2001 (the "Securities Option Agreement"), by and among TDMI, Cater Barnard plc, a corporation organized under the laws of England and predecessor-in-interest to the Company under the Securities Option Agreement, Acxiom Corporation, a Delaware corporation, and the Investors;

         WHEREAS, as a result of the Company's exercise of its Option Right, the Company issued to the Investors shares of its Class B Preferred Stock (the "Class B Preferred Stock"), which shares of Class B Preferred Stock shall be convertible into shares of common stock of the Company (the "Common Stock") upon the earlier of October 1, 2002 or the date on which a registration statement covering the Common Stock is declared effective;

         WHEREAS, as a result of the Company's exercise of its Option Right, the Company also issued to certain of the Investors warrants to purchase Common Stock (the "Warrants"), which are exercisable and convertible for Common Stock;

         WHEREAS, in order to induce the Investors to enter into the Securities Option Agreement, the Company agreed to provide certain registration and tag-along rights to the Investors with respect to the Common Stock issued to the Investors, and certain other matters as set forth herein;

         NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. Registration Rights. The Company covenants and agrees as follows:

                  1.1. Definitions. For purposes of this Section 1:

                           (a) The term "Act" means the Securities Act of 1933,
as amended, and all rules and regulations promulgated thereunder.

                           (b) The term "Form S-3" means such form under the Act
as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

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                           (c) The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12.

                           (d) The term "1934 Act" shall mean the Securities
Exchange Act of 1934, as amended.

                           (e) The term "register," "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                           (f) The term "Registrable Securities" means (i) the
Common Stock issuable or issued to the Investors upon conversion of the Class B Preferred Stock; (ii) the Common Stock issuable to the Investors upon exercise of the Warrants; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) or (ii) above.

                           (g) The number of shares of "Registrable Securities
then outstanding" shall be determined by the number of shares of Common Stock issuable upon conversion of the Class B Preferred Stock and Warrants.

                           (h) The term "SEC" shall mean the Securities and
Exchange Commission.

                  1.2. Request for Registration.

                           (a) If the Company shall receive, at any time after
July 31, 2002, which shall be the date that is the six (6)-month anniversary of the date hereof, a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then issuable upon conversion of the Class B Preferred Stock and Warrants, that the Company file a registration statement under the Act covering the registration of such Registrable Securities, then the Company shall:

                                     (i) within ten (10) days of the receipt
thereof, give written notice of such request to all Holders; and

                                     (ii) use its best efforts to file, within
ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b).

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                           (b) If the Holders initiating the registration
request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

                           (c) In addition, the Company shall not be obligated
to effect, or to take any action to effect, any registration pursuant to this
Section 1.2:

                                     (i) After the Company has effected two (2)
registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective; or

                                     (ii) During the period starting with the
date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

                  1.3. Company Registration. 1.4. At any time after the date hereof, if (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of warrants or securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty-one (21) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of
Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                  1.4 Obligations of the Company. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

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                           (a) Prepare and file with the SEC a registration
statement on the appropriate form under the Securities Act with respect to such Registrable Securities, which form shall comply in all material respects with the requirements of the SEC, and use its best efforts to cause such registration statement to become effective within ninety (90) days from the date on which the Company filed such registration statement in accordance with Section 1.2 or 1.3, as applicable, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until such later time as the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such one hundred and twenty
(120)-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred and twenty (120)-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by
Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to
Section 13 or 15(d) of the 1934 Act in the registration statement.

                           (b) Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                           (c) Furnish to the Holders such numbers of copies of
a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                           (d) Use its best efforts to register and qualify the
securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders and do any and all other acts and things that may be necessary under such securities and blue sky laws to enable such selling Holders to consummate the sale or other disposition of the securities owned by them; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

                           (e) In the event of any underwritten public offering,
enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

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                           (f) Within a reasonable time before each filing of
the registration statement or prospectus or amendments or supplements thereto with the SEC, furnish to counsel selected by any holders of Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the reasonable approval of such counsel.

                           (g) Promptly notify each selling Holder of
Registrable Securities, such selling Holder's counsel and any underwriter and (if requested by any such Person) confirm such notice in writing, of the happening of any event which makes any statement made in the registration statement or related prospectus untrue or which requires the making of any changes in such registration statement or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (h) Use its best efforts to prevent the issuance of
any order suspending the effectiveness of a registration statement and, if one is issued, use its best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

                           (i) If requested by the managing underwriter or
underwriters (if any), any selling Holder, or such selling Holder's counsel, promptly incorporate in a prospectus supplement or post-effective amendment such information as such Person requests to be included therein with respect to the selling Holder or the securities being sold, including, without limitation, with respect to the securities being sold by such selling Holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of an underwritten offering of the securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post effective amendment.

                           (j) Make available to each selling Holder, any
underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by any such selling Holder or underwriter (collectively, the "Inspectors"), upon request, all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement subject, in each case, to such confidentiality agreements as the Company shall reasonably request.

                           (k) Cause all such Registrable Securities registered
pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

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                           (l) Provide a transfer agent and registrar for all
Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                           (m) Furnish, at the request of any Holder requesting
registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                  1.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                  1.6. Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition (financial or otherwise), business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and, if such registration was initiated under Section 1.2 shall retain their rights to demand a registration pursuant to Section 1.2.

                  1.7. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

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                  1.8. Underwriting Requirements. In connection with any
offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by the Company. In the event the underwriter advises the Company in writing that, in the underwriter's opinion, the aggregate number of Registrable Securities requested to be included in such registration creates a substantial risk that the price per share of the Company's capital stock would be reduced, the Company shall include in such registration (i) first, the capital stock that the Company proposes to sell; and
(ii) second, the Registrable Securities requested to be included in such registration, with any reductions as the underwriter shall determine in its sole discretion (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall the amount of Registrable Securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of Registrable Securities requested to be included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder", and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder", as defined in this sentence.

                  1.9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  1.10. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

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                           (a) To the extent permitted by law, the Company will
indemnify and hold harmless each Holder, each such Holder's officers, directors, partners and members, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will pay to each such Holder, each such Holder's officers, directors, partners and members, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                           (b) To the extent permitted by law, each selling
Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

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                           (c) Promptly after receipt by an indemnified party
under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                           (d) If the indemnification provided for in this
Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                           (e) Notwithstanding the foregoing, to the extent that
the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                           (f) The obligations of the Company and Holders under
this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                  1.11. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                           (a) make and keep public information available, as
those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                           (b) file with the SEC in a timely manner all reports
and other documents required of the Company under the Act and the 1934 Act; and

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                           (c) furnish to any Holder, so long as the Holder owns
any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3
(at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  1.12. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits, dividends, recapitalizations and the like), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1.14 below; and (c) such assignment shall be effective only if the transfer is permitted under the Act, and, immediately following such transfer, the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1. The provisions of this Section 1.12 notwithstanding, the rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) to a partner, member, former partner or member or affiliate of the Holder regardless of whether such Holder's partner or affiliate holds fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits, dividends, recapitalizations and the like) after such assignment or transfer.

                  1.13. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section
1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to have registration rights that are senior or pari passu to the rights of the Holders.

                  1.14. "Market Stand-Off" Agreement. Each of the individuals set forth on Exhibit B hereof (collectively, the "Management Team") agrees that, for a period of one (1) year after the date hereof, he shall not, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) the shares of Class B Preferred Stock that represent the capital stock of TDMI that they received upon conversion of certain incentive stock options they received pursuant to TDMI's stock option plan.

         In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each member of the Management Team until the end of such period.

         Notwithstanding the foregoing, the obligations described in this
Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

                  1.15. Termination of Registration Rights.

                           (a) The right of any Holder to request registration
or inclusion in any registration pursuant to Section 1.3 shall terminate if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period; provided, however, that the provisions of this Section 1.15 shall not apply to any Holder who owns more than two percent (2%) of the Company's outstanding stock until such time as such Holder owns less than two percent (2%) of the outstanding stock of the Company.

                  2. Tag-Along Rights.

                  2.1 If, at any time and from time to time, the Company shall, either alone or in conjunction with any shareholders of the Company, receive and wish to accept a bona fide offer from an unaffiliated third party for the purchase of the Company's capital stock constituting at least fifty percent (50%) of the then outstanding capital stock of the Company (or a series of offers for the purchase of an aggregate of at least fifty percent (50%) of the then outstanding capital stock of the Company), then the Company shall cause such offer to also contain an irrevocable offer by the subject third party ("Offeror") to permit each Investor to participate in the proposed transaction in the manner set forth below.

                  2.2 In connection with any proposed Transfer (a "Sale") of capital stock of the Company, as described in Section 2.1(a), the Company shall cause the Offeror to include in the Offer a binding offer (the "Purchase Offer") in writing to each Investor (each, a "Tag-Along Offeree") to purchase any or all of the Common Stock of the Company owned by such Tag-Along Offeree, to the extent that the Tag-Along Offeree may wish to sell such Common Stock. Such purchase shall be made at the price per share and on such other terms and conditions as the Offeror has offered to purchase the Common Stock of the Company to be sold by the Company or subject group of shareholders. Each Tag-Along Offeree shall have twenty-one (21) days from the date of receipt of the Purchase Offer in which to accept such Purchase Offer, and the closing of such transaction shall occur at the same time and place as the closing of the Sale, but in no event prior to the expiration of the twenty-one (21)-day period stated above.

                  2.3 In connection with any closing of any transaction pursuant to this Section 2.1, payment shall be made by wire transfer of immediately available funds in the appropriate amount (and any non-cash consideration shall be paid) to the Company or selling shareholder (or such Person's legal representative, as the case may be) and each participating Tag-Along Offeree (or such Person's legal representative, as the case may be), against delivery to the Offeror of the certificate(s) or instrument(s) representing the Common Stock of the Company so purchased, each duly endorsed for transfer to such Offeror or accompanied by a stock transfer power duly endorsed for transfer, with all signatures guaranteed and all requisite stock transfer taxes paid and stamps affixed.

                  3. Representations and Warranties of Investors. In connection with the Company's issuance of the Class B Preferred Stock, the Common Stock underlying the Class B Preferred Stock and the Warrants, and the Common Stock underlying the Warrants, each of the Investors hereby represents and warrants to the Company as follows:

                           (a) That the Investor understands that neither the
Class B Preferred Stock, nor the Warrants nor the Common Stock underlying the Class B Preferred Stock or Warrants, is being registered under the Securities Act or registered under any state "blue sky" laws, and that the Class B Preferred Stock, the Warrants, and the Common Stock underlying the Class B Preferred Stock and the Warrants may not be transferred except in compliance with such laws;

                           (b) That the Investor understands that the Class B
Preferred Stock, the Warrants, and the Common Stock underlying the Class B Preferred Stock and the Warrants, constitute "restricted securities" as that term is defined in Rule 144 under the Securities Act, and that the Class B Preferred Stock, the Warrants, and the Common Stock underlying the Class B Preferred Stock and the Warrants, must be held indefinitely unless it us subsequently registered under the Securities Act or an exemption from such registration is available;

                           (c) That the Investor represents that he is
purchasing the Class B Preferred Stock, the Warrants, and the Common Stock underlying the Class B Preferred Stock and the Warrants for his own account for investment purposes only and not with a view to the public distribution thereof or with any present intention of distributing or selling any of the shares of Class B Preferred Stock, the Warrants or the Common Stock underlying the Class B Preferred Stock or the Warrants he may hold; and

                           (d) That, unless the Investor checks the box below,
the Investor represents that he is an "accreted investor" as such term is defined in the Act. [ ]

                  4. Election of Directors.

                  4.1 The Company shall cause, as of the date hereof, at least one (1) nominee (the "Board Designee") of the Investors (which nominee shall be approved by the Company and which approval shall not be unreasonably withheld) to be appointed as a member of the Board of Directors of the Company.

                  4.2 So long as the Investors own not less than ten percent (10%) of the capital stock of IMX, the Company shall cause the Board Designee to remain a member of the Board of Directors of the Company, subject to the Board Designee's prior resignation.

                  5. Covenant of the Company. The Company shall use its best efforts to obtain directors and officer's liability insurance in the amount of up to Five Million Dollars ($5,000,000) within one hundred and twenty (120) days after the date hereof.

                  6. Protective Provision. The Company shall not, without the prior written consent of at least a majority-in-interest of the outstanding shares of Class B Preferred Stock held by the Investors, amend the Certificate of Designation of the Class B Preferred Stock of the Company.

                  7. Miscellaneous.

                  7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  7.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to conflicts of law principles thereof.

                  7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  7.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                  7.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  7.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

                  7.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  7.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                  7.10 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                  7.11 Facsimile Signatures. Transmission by facsimile of an executed copy of this Agreement shall constitute due and sufficient delivery of this Agreement, and a copy of this Agreement bearing the facsimile signature of any party shall be admissible in evidence against such party to the same extent as the original document.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     IMX PHARMACEUTICALS, INC.


                                     By: /s/ Adrian Stecyk
                                         ---------------------------------
                                         Adrian Stecyk, President